Exhibit 99.1

Contacts
Investor Relations
Suzanne DuLong
(206) 272-7049
s.dulong@f5.com

Public Relations
Nathan Misner
(206) 272-7494
n.misner@f5.com

F5 Postpones Analyst and Investor Event Previously Scheduled for March 3

SEATTLE, MARCH 1, 2020 – F5 Networks, Inc. (NASDAQ: FFIV) today announced that it has postponed its Analyst and Investor Event previously scheduled for Tuesday, March 3, in New York, N.Y. The company issued the following statement:

“Due to the growing concerns around COVID-19, including increasingly restrictive travel guidelines, F5 has elected to postpone its Analyst and Investor Event scheduled for Tuesday, March 3, 2020. We will announce a new date for the event as soon as practicable. At this time of uncertainty, including recent reported cases of the virus in Washington state, the health and safety of our employees, investors, and the general public must be the top priority. We believe that hosting a large group event drawing participants from many regions is not appropriate at this time. We look forward to continuing our dialogue with investors and to hosting this meeting soon.”

Over the weekend, F5 similarly postponed Agility, its annual user conference, previously planned for March 16–19 in Orlando, Fla.

About F5
F5 (NASDAQ: FFIV) powers applications from development through their entire lifecycle, across any multi-cloud environment, so our customers—enterprise businesses, service providers, governments, and consumer brands—can deliver differentiated, high-performing, and secure digital experiences. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.

F5 is a trademark or service mark of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

Source: F5 Networks